Exhibit 1.1




                   STRUCTURED ASSET SECURITIES CORPORATION
              MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 1997-4



                               TERMS AGREEMENT
                               ---------------



                                                     Dated: November 21, 1997





To: Structured Asset Securities Corporation, as Depositor under the Trust Agreement dated as of November 1, 1997 (the "Trust Agreement").

Re:  Underwriting Agreement  Standard Terms dated  as of April 16,  1996 (the
     "Standard   Terms,"  and  together   with  this  Terms   Agreement,  the
     "Agreement").

Series Designation:  Series 1997-4.
------------------

Terms of the Series 1997-4 Certificates:  Structured Asset Securities
---------------------------------------
Corporation, Series 1997-4 Mortgage Pass-Through Certificates, Class 1-A1, Class 1-A2, Class 1-AP, Class 1-AX, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A4, Class 2-A5, Class 2-A6, Class 2-A7, Class 2-A8, Class 2-A9, Class 2-AP, Class 2-AX, Class 1-B1, Class 2-B1, Class B2, Class B3, Class B4, Class B5, Class B6, Class R1 and Class R2 (the "Certificates") will evidence, in the aggregate, the entire beneficial ownership interest in a trust fund (the "Trust Fund"). The primary assets of the Trust Fund consist of two pools of adjustable rate, conventional, first lien residential mortgage loans (the "Mortgage Loans"). Only the Class 1-A1, Class 1-A2, Class 1-AP, Class 1-AX, Class 2-A1, Class 2-A2, Class 2-A3, Class 2-A4, Class 2-A5, Class 2-A6, Class 2-A7, Class 2-A8, Class 2-A9, Class 2-AP, Class 2-AX, Class R1 and Class R2 Certificates (collectively, the "Senior Certificates") and the Class 1-B1, Class 2-B1, Class B2 and Class B3 Certificates (together with the Senior Certificates, the "Offered Certificates") are being sold pursuant to the terms hereof.


Registration Statement:  File Number 33-99598.
----------------------

Certificate Ratings:  It is a condition to the issuance of the Senior
-------------------
Certificates (other than the Class 1-AP, Class 1-AX, Class 2-A5, Class 2-AP and Class 2-AX Certificates) that they be rated "AAA" by each of Duff & Phelps Credit Rating Co. ("DCR") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"). It is a condition to the issuance of the Class 1-AP, Class 1-AX, Class 2-A5, Class 2-AP and Class 2-AX Certificates that they be rated "AAA" by DCR and "AAAr" by S&P. It is a condition to the issuance of the Class 1-B1 and Class 2-B1 Certificates that they be rated "AA" by DCR and S&P; it is a condition to the issuance of the Class B2 Certificates that they be rated "A" by DCR; it is a condition to the issuance of the Class B3 Certificates that they be rated "BBB" by DCR.

Terms of Sale of Offered Certificates:  The Depositor agrees to sell to
-------------------------------------
Lehman Brothers Inc. (the "Underwriter") and the Underwriter agrees to purchase from the Depositor, the Offered Certificates in the principal amounts and prices set forth on Schedule 1 annexed hereto. The purchase price for the Offered Certificates shall be the Purchase Price Percentage set forth in Schedule 1 plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, the Closing Date.

The Underwriter will offer the Offered Certificates to the public from time to time in negotiated transactions or otherwise at varying prices to be determined at the time of sale.

Cut-off Date:  November 1, 1997.
------------

Closing Date:  10:00 A.M., New York time, on or about November 25, 1997.  On
------------
the Closing Date, the Depositor will deliver the Offered Certificates to the Underwriter against payment therefor for the account of the Underwriter.


     If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Depositor and the Underwriter in accordance with its terms.



                              LEHMAN BROTHERS INC.


                              By:   /s/ Joseph J. Kelly
                                 -----------------------
                                 Name:  Joseph J. Kelly
                                 Title:  Vice President


Accepted:

STRUCTURED ASSET SECURITIES
  CORPORATION


By:   /s/ Stan Labanowski
    ------------------------------------
      Name:  Stan Labanowski
      Title:  Vice President









                                 Schedule 1
                                 ----------




                                           Initial
                                         Certificate               Certificate                           Purchase
                                          Principal                  Interest                              Price
Class                                     Amount(1)                    Rate                             Percentage
-----                                    -----------               -----------                         -----------

Class 1-A1                                $56,794,000               6.75%                             100.453130%
Class 1-A2                                 18,000,000               6.75%                             99.546880%
Class 1-AP                                     61,215                (3)                              50.000000%
Class 1-AX                                        (2)               6.75%                             23.359380%
Class 2-A1                                  5,000,000               7.00%                             100.031250%
Class 2-A2                                100,000,000               7.00%                             100.500000%
Class 2-A3                                 98,155,000               6.75%                             100.000000%
Class 2-A4                                 10,000,000               6.60%                             100.000000%
Class 2-A5                                        (2)               0.33%                               3.046880%
Class 2-A6                                 12,268,000               9.00%                             105.718570%
Class 2-A7                                 33,850,000               7.00%                             98.375000%
Class 2-A8                                 19,180,000               7.00%                             97.968750%
Class 2-A9                                 71,500,000               7.00%                             100.375000%
Class 2-AP                                     27,853                (3)                              55.000000%
Class 2-AX                                    (2)                   7.00%                             28.046880%
Class 1-B1                                    768,000               6.75%                             100.265625%
Class 2-B1                                  6,413,000               7.00%                             99.968750%
Class B2                                    4,521,000                (4)                              98.796875%
Class B3                                    2,796,000                (4)                              97.375000%
Class R1                                          100               7.00%                             100.000000%
Class R2                                          100               7.00%                             100.000000%






________________________________
(1)  Approximate.
(2) The Class 1-AX, Class 2-A5 and Class 2-AX Certificates have no Certificate Principal Amount and will be interest-only Certificates, as described in the Prospectus Supplement.
(3) The Class 1-AP and Class 2-AP Certificates are principal-only Certificates and, accordingly, will not accrue interest.
(4) Interest will accrue on the Class B2 and Class B3, Certificates at the applicable per annum rate described in the Prospectus Supplement.